EXHIBIT 24(a)

INDEPENDENT AUDITORS' CONSENT


We consent to the incorporation by reference in this Registration Statement No. 33-23671 of Continental Materials Corporation and subsidiaries on Form S-8 of our report dated March 4, 1996, relating to the financial statements of Oracle Ridge Mining Partners, (which expresses an unqualified opinion and includes an emphasis of a matter paragraph relating to the production at the mine being halted in February 1996, as the partners reassess their plans for the mine, including a possible sale to a third party), appearing in this Annual Report on Form 10-k of Continental Materials Corporation and subsidiaries for the year ended December 31, 1995.



DELOITTE & TOUCHE LLP
Tucson, Arizona
March 27, 1996